EXHIBIT 10.1

May 15, 2006

Wade Pfeiffer

3043 65th place

Mercer Island, WA 98040

Dear Wade,

On behalf on PhotoWorks, Inc, I am delighted to present you this offer to join the company as Vice President, Chief Financial Officer and Chief Operating Officer. We are all very enthusiastic and confident that your leadership and experience will help us achieve our goals in the coming years. The specifics of our offer are as follows:

1.	Position and reporting relationship

Your position will be Vice President, Chief Financial Officer and Chief Operating Officer. You will report directly to the President and CEO.

2.	Compensation

Base Salary

A bi-weekly base of $7,692.30 which equals an annual salary of $200,000. You will be paid bi-weekly in accordance with the Company’s normal payroll schedule.

Performance Bonus

You will be eligible to participate in the Company’s Performance Incentive Plan (“PIP”). The PIP rewards achieving an annual business plan goal. The PIP primarily seeks to foster teamwork and promote a collaborative environment by rewarding the entire PhotoWorks team for contributing to the Company’s performance. Yet, the plan also seeks to recognize and motivate individuals with exceptionally high standards of performance. In your position, you will be eligible for a 30% bonus of your base salary. The success measurements for the 2006 PIP has been established by the Compensation Committee and approved by the Board of Directors, with input from Management.

While it is our intention to maintain a performance incentive plan in the future, the plan is subject to changes and amendments as the Board of Directors may determine.

Total Cash Compensation

Taking together the salary and performance bonus outlined above, your total annual potential cash compensation will be up to $260,000.

3.	Equity Participation

You will be issued a total of 350,000 non-qualified stock options. The option price will be set at fair market value of our stock on your hire date. Options will be subject to a vesting schedule of four years, in which 25% of the shares vest after one year and the remaining shares vest uniformly over the remaining three years, on a quarterly basis. The term of the option will be 7 years.

4.	Sign-On Bonus

You will receive a sign-on bonus of $9,500.00 payable no later than 30 days after your starting date.

5.	Benefits

Your compensation package also includes full participation in all benefits generally offered to PhotoWorks employees and executives. Current benefits include medical, dental and vision insurance, a 401(k) plan, tuition reimbursement, paid vacation (as specified below) and holidays.

•	You will be eligible to participate in our 401(k) plan during the quarterly open enrollment period following your hire.

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You will be eligible for Medical, Dental, Vision, Short and Long Term Disability and Term Life Insurance on the first of the month following your hire date. If that date falls on the first of the month, you will be eligible that month. The cost to provide insurance benefits to your spouse and dependants will be paid by PhotoWorks.

•

During your employment, you will be able to take vacation or personal time in an amount that is consistent with the best interests of the Company. If, at the CEO’s sole discretion, it is determined that the amount of vacation/personal time you have taken is not consistent with the best interests of the Company, you and the CEO will negotiate a more specific policy. No vacation/personal time will be accrued and in the event of termination of your employment you will not receive any pay related to vacation or personal time.

Policies and practices, including the compensation and benefits we provide, are subject to changes and exceptions without prior notice, at the Board of Directors’ discretion.

6.	Start Date

Your anticipated hire date will be May 22, 2006.

7.	Termination Agreement

The employment opportunity we are offering is of indefinite duration and will continue as long as both you and PhotoWorks consider it of mutual benefit. The Company is an at-will employer, and neither you nor PhotoWorks are bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.

8.	Employee Confidentiality, Invention and Non Competition Agreement

Due to the nature of our business, this offer of employment is contingent on you signing PhotoWorks’ Employee Confidentiality, Invention and Non Competition Agreement. You will be asked to sign this document on your first day of employment.

9.	Contingencies

This offer is contingent upon completion of a background check and completion of any additional reference checks we deem necessary to complete our due diligence, as well as our satisfaction with the results thereof.

10.	Other Agreements

You have represented to the Company that you have no arrangements or restrictions that would be violated by you accepting employment with the Company under the terms of this letter.

Wade, the board of directors, the executive team at PhotoWorks and I are delighted with the prospect of having you join the company and look forward to your acceptance of this offer. To formalize your acceptance, please sign where indicated below and return a signed copy to us.

Please call me if I can be of further assistance.

Very truly yours,

/s/ Philippe Sanchez

Philippe Sanchez

President and CEO

PhotoWorks, Inc.

Agreed to and Accepted:

By: _/s/ Wade Pfeiffer___

Wade Pfeiffer